Exhibit 99.2

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

Joseph E. Dondanville to Retire as RLI Chief Financial Officer

Thomas L. Brown Appointed CFO

PEORIA, ILLINOIS, August 18, 2011 — RLI Corp. (NYSE: RLI) — RLI Corp. announced today that Joseph E. Dondanville, Senior Vice President and Chief Financial Officer, is retiring and Thomas L. Brown has been appointed Vice President and Chief Financial Officer effective September 1, 2011. Mr. Dondanville will assist in providing a seamless transition until his retirement in November 2011.

Dondanville joined RLI in 1984 and has served as the Company’s Senior Vice President since 2002 and Chief Financial Officer since 1992. During his 27-year career with RLI, he was Chief Accountant before becoming Vice President and Controller in 1985.

Brown joins RLI as Vice President and Chief Financial Officer following a 31-year career with PricewaterhouseCoopers LLP. He most recently served as Audit Engagement Partner and led numerous audit engagement teams assisting Fortune 500 insurance companies. Prior to this, Brown was the Midwest Regional Financial Services Leader where he oversaw the delivery of audit and consulting services to numerous clients within the financial services sector.

“RLI has benefitted greatly from Joe’s outstanding financial leadership,” said RLI Corp. Chairman and CEO Jonathan E. Michael. “His strategic insights and financial acumen have contributed to RLI’s strong performance during his tenure.”

“Tom is a proven leader who brings the requisite financial capabilities and industry experience to our company. We are confident that his skills and expertise will serve him well in his new role and we welcome him to the team,” Michael added.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI’s newest subsidiary, Contractors Bonding and Insurance Company, is rated A “Excellent” by A.M. Best Company. RLI is recognized as one of the insurance industry’s top performing companies by its designation as a Ward’s 50® Top P&C Performer and has been a member of the group for 21 straight years since the list’s inception in 1991.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at 309-693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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